Exhibit 10.8

RESOLUTIONS OF THE EXECUTIVE COMMITTEE
OF
BANCWEST CORPORATION

               RESOLVED, that this Committee, for and on behalf of BancWest Corporation, hereby adopts the amendments to the BancWest Corporation Supplemental Executive Retirement Plan (the “Plan”) set forth as Exhibit A;

               FURTHER RESOLVED, that the effective date of such amendments shall be November 1, 2002;

               FURTHER RESOLVED, that after the effective date of such amendments, Section 5.5 of the Plan shall be applicable only to those individuals who (1) who were active employees and Plan participants on December 20, 2001, and (2) who are also active employees and Plan participants on the effective date of the amendments; and all persons satisfying both of these requirements shall be set forth on Exhibit II to the Plan.

* * * * * * * *

               I, WILLIAM E. ATWATER, in my capacity as the the duly elected and acting Secretary of BancWest Corporation, a Delaware corporation (the “Company”), hereby certify that the foregoing resolutions were validly adopted at a meeting of the BancWest Corporation Executive Committee duly convened and held on September 18, 2002.

               IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of September 2002.

/s/ William E. Atwater William E. Atwater Senior Vice President and Secretary

EXHIBIT A

AMENDMENT NO. 2
TO
BANCWEST CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.	The Plan is amended by revising Section 1.9 to read in its entirety as follows:

1.9 “Compensation” means base salary, plus annual bonuses under the Company’s Incentive Plan for Key Executives (or, for those who do not participate in the Incentive Plan for Key Executives, bonuses under other short-term incentive plans involving award cycles of one year or less), that are paid by a Participating Employer to a Participant or deferred by the Participant under the Company’s Deferred Compensation Plan. If more than one such annual bonus is paid or so deferred (or deemed paid or deferred by application of this sentence) in any 12-month period, only the annual bonus paid or deferred latest in the 12-month period will be treated as “Compensation” for that period, and such earlier annual bonus will be treated as “Compensation” for purposes of the immediately preceding 12-month period, so as to avoid distorting the level of the Participant’s Compensation. Such items of Compensation shall include any amount that is contributed by a Participating Employer pursuant to a salary reduction agreement and is not includible in the Participant’s gross income under Section 125 or 402(e)(3) of the Code, and any salary reduction or bonus deferral elected by a Participant under a nonqualified plan sponsored by a Participating Employer. “Compensation” shall not include any items not specifically defined as Compensation in this Section 1.9. For example, “Compensation” shall not include lump sum vacation cashouts, income received or recognized in connection with option or discounted stock purchase programs, payments under long-term incentive plans, amounts paid as automobile or other allowances, insurance premiums paid on a Participant’s behalf or amounts paid to offset tax liabilities.

2.	The Plan is amended by adding a second sentence to Section 1.10, so that such section reads in its entirety as follows:

1.10 “Credited Service” means the Participant’s years of Credited Service under the Retirement Plan as of December 31, 1995 plus one additional year of Credited Service for each calendar year thereafter during which the Participant is credited with a year of Credited Service under Article II of this Plan. For purposes of calculating a Participant’s Supplemental Retirement Benefit (but without duplication of service otherwise credited in accordance with Section 2.1) “Credited Service” shall also include any prior service credit to be provided pursuant to Section 7.5, whether such prior service relates to periods before or after December 31, 1995.

3.	A new Section 1.23A shall be added to the Plan, to read as follows:

1.23A “Plan Administrator” means such person, committee, or entity as may be appointed from time to time by the Committee, and charged with such responsibilities of Plan administration as are determined by the Committee, pursuant to Section 8.1(5).”

4.	The Plan is amended by deleting the word “and” at the end of Section 5.1(a) (viii), by adding “, and” at the end of Section 5.1(a)(ix), by adding new Section 5.1(a)(x), and by replacing the phrase “(i) through (ix)” with “(i) through (x)” in Sections 5.1(b) and 5.2. New Section 5.1(a)(x) shall read in its entirety as follows:

(x) The value of the amounts described in Section 7.5(b)(ii) attributable to past service.

5.	The Plan is amended by revising Section 5.5 to read in its entirety as follows:

Section 5.5 Special Benefits.

(a) Effective as of November 1, 2002, each Participant listed on Exhibit II shall be deemed 100% vested in his Supplemental Retirement Benefit, shall be granted three extra years of Credited Service under the Plan, and upon termination of employment the greater of Compensation for the 12-month period immediately prior to such termination or Final Average Compensation shall be used in determining his Supplemental Retirement Benefit. The Supplemental Retirement Benefit of each such Participant shall commence to be paid at the later of his attainment of age 55 or his date of termination of employment. Such benefit shall be calculated pursuant to Section 5.3 and as if the Participant retired with the approval of the Committee.

(b) A Participant may elect to delay the receipt of benefits provided pursuant to Section 5.5(a) if the election is filed at least 30 days before his termination of employment. Benefits may not be delayed beyond age 65 (or, if later, the date of termination of employment).

   6.       The Plan is amended by deleting the words “Supplemental Retirement Benefit and” from the fourth line of Section 7.3, so that Section 7.3 reads in its entirety as follows:

Section 7.3 Pioneer Federal Savings Bank.

If a Participant’s accrued benefit in the Retirement Plan includes amounts that accrued prior to January 1, 1994 under the Retirement Pension Plan of Pioneer Federal Savings Bank, his Grandfathered Supplemental Accrued Benefit shall be determined under Section 4.2, provided his Grandfathered Supplemental

Accrued Benefit shall be based only on Credited Service (as defined in the Retirement Plan) earned after December 31, 1993.

7.	The Plan is amended by adding Section 7.5 to the Plan, reading in its entirety as follows:

Section 7.5 Certain Prior Service Credit

(a) This Section 7.5 applies only to a Section 7.5 Participant (as defined below).

(b) For purposes of calculating his or her Supplemental Retirement Benefit (i) the Credited Service of a Section 7.5 Participant (but not Vesting Service) shall include prior service credit with respect to that Participant’s period of employment by an Acquired Employer, and (ii) to the extent appropriate to avoid duplication of benefits, the value of all past or future retirement benefits, contributions or other amounts paid or payable with respect to such prior service shall be converted to a monthly life annuity of Actuarial Equivalent value and shall then be deducted from the Section 7.5 Participant’s Target Retirement Amount as contemplated by Section 5.1. The amount of any such Credited Service or related deductions shall be determined by the Committee or its designees in its or their discretion.

(c) “Section 7.5 Participant” means any present or future Participant who became an employee of a Participating Employer prior to December 20, 2001 as the result of the acquisition by the Company or its subsidiaries of stock or assets of an Acquired Employer. “Acquired Employer” means First Interstate Bank of Hawaii, Pioneer Federal Savings Bank, Bank of the West, Central Bank, SierraWest Bancorp, First Security Bank of New Mexico, N.A., Wells Fargo Bank New Mexico N.A., and First Security Bank of Nevada.

(d) This Section 7.5 shall not affect calculation of Vesting Service or the date Vesting Service commences. Pursuant to Sections 2.2 and 3.2, Vesting Service shall not accrue until an employee has been designated as a Participant by the Committee and has satisfied the requirements of Section 2.2.

(e) This Section 7.5 shall not affect calculation of any Grandfathered Supplemental Account or Grandfathered Supplemental Accrued Benefit.

8.	Section 8.1 of the Plan is amended in its entirety to read as follows:

Section 8.1 Committee.

Except as otherwise provided in this Plan, and unless otherwise determined by the Board, the Committee shall have the power and duty to take all actions and make all decisions necessary or proper to administer this Plan, in its sole discretion. In that connection, the Committee shall have the power:

(1) To require as a condition of receiving any benefits under this Plan, any person to furnish such information that the Committee may reasonably request for the purpose of the proper administration of the Plan;

(2) To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of this Plan;

(3) To make factual determinations and to decide questions concerning the interpretation of this Plan, including with respect to the eligibility of any person for benefits under this Plan;

(4) To determine the amount of benefits that shall be payable to any person in accordance with the provisions of this Plan;

(5) To delegate such of its responsibilities under the Plan to such employees of the Company or a Participating Employer, including Participants, as the Committee shall deem appropriate; and

(6) To employ the services of such other persons as the Committee may deem necessary or desirable in connection with this Plan, including but not limited to an actuary, legal counsel, an independent accountant, agents, and such clerical, medical, and accounting services as it may require in carrying out the provisions of this Plan or in complying with the requirements of ERISA.

9.	Section 8.3 of the Plan is amended in its entirety to read as follows:

Section 8.3 Claims Procedure.

(a) All claims for benefits under the Plan and all questions relating to such claims shall be submitted to the Plan Administrator.

(b) If a claim is wholly or partially denied, the Plan Administrator shall furnish the Participant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan Administrator, a written explanation of the denial. If the Plan Administrator determines that special circumstances exist which require an extension of time for processing the claim, the Plan Administrator shall have one hundred and eighty (180) days after the receipt of the claim to furnish the Participant with a written explanation of the denial, provided the Plan Administrator gives the Participant written notice of the special circumstances (and the date by which the Plan Administrator expects to render a decision) within ninety (90) days of receipt of the claim.

(c) The written explanation of a claim denial shall set forth, in a manner calculated to be understood by the Participant, the following information:

(1) The specific reason or reasons for the denial of the claim;

(2) A specific reference to the pertinent Plan provisions, if any, on which the denial is based;

(3) A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary;

(4) A description of the Plan’s review procedures and the time limits applicable to such procedures, including (i) a statement that the claim and the denial shall be reviewed upon submission of a written request to the Committee, and (ii) a statement that the failure to submit a written request for review within sixty (60) days after the receipt of the written explanation of the claim denial shall make the Plan Administrator’s decision final;

(5) A statement that the Participant shall have, as part of the review procedure, a reasonable opportunity:

(i) To receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits, and

(ii) To submit written comments, documents, records and other information relating to the claim for benefits; and

(6) A statement that the Participant has the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

(d) The denial of a Participant’s claim shall be reviewed by the Committee if a written request for review is filed within sixty (60) days after receipt of the written explanation of the claim denial by the Participant. Otherwise, the initial decision of the Plan Administrator shall be the final decision of the Plan.

(e) The Committee shall review the information and comments submitted by the Participant or the Participant’s duly authorized representative. The Committee may hold a hearing of all parties involved, if the Committee deems such hearing to be necessary. The Committee shall furnish the Participant with a written explanation of the decision on review within sixty (60) days after receipt of a written request for review. If the Committee determines that special circumstances exist which require an extension of time for reviewing the information, the Committee shall have one hundred and twenty (120) days after receipt of the written request for review to finish the Participant with a written decision or review denial, provided the Committee gives the Participant written notice of the special circumstances (and the date by which the Committee expects to render a decision) within sixty (60) days of receipt of the written request for review.

(f) The written explanation of the decision on review shall set forth, in a manner calculated to be understood by the Participant, the following information:

(1) The specific reason or reasons for the decision, including a response to the information and comments, if any, submitted by the Participant;

(2) Specific reference to pertinent Plan provisions and records, if any, on which the decision is based;

(3) A statement that the Participant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim;

(4) A statement that the Participant has the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal; and

(5) A statement, if applicable, that, in addition to the Plan’s claims procedure set forth above, the Participant may, but is not required to, submit a claim for benefits under a voluntary level of appeal.

(g) On appeal, the Committee’s determination shall be the final decision of the Plan. The Participant may submit a claim for benefits under a voluntary level of appeal. However, such claim is not required in order to exhaust the Plan’s claims procedure. Such claim must be submitted in accordance with the claims procedure applicable to such voluntary appeal within a reasonable time, but not later than sixty (60) days after the receipt of the Committee’s adverse benefit determination by the Participant. A copy of the applicable claims procedure shall be provided by the Committee upon the Participant’s written request. Such claims procedure shall contain a statement that a decision by the Participant as to whether or not to submit a claim for benefits under the voluntary level of appeal will have no effect on the Participant’s rights to any other benefits under the Plan and information about the applicable rules, the Participant’s right to representation, the process for selecting the decision maker, and the circumstances, if any, that may affect the impartiality of the decision maker, such as any financial or personal interests in the result or any past or present relationship with any party to the review process.